Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Emerald Expositions Events, Inc. of our report dated February 19, 2019 relating to the financial statements and financial statement schedules, which appears in Emerald Expositions Events, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Irvine, California
May 16, 2019